As filed with the Securities and Exchange Commission on May 12, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DISCOVER FINANCIAL SERVICES

(Exact name of registrant as specified in its charter)

Delaware	36-2517428
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2500 Lake Cook Road Riverwoods, Illinois	60015
(Address of Principal Executive Offices)	(Zip Code)

Discover Financial Services 2023 Omnibus Incentive Plan

(Full title of the plan)

Hope D. Mehlman

Executive Vice President, Chief Legal Officer, General Counsel and Secretary

Discover Financial Services

2500 Lake Cook Road

Riverwoods, Illinois 60015

(224) 405-0900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement on Form S-8 is filed by Discover Financial Services (the “Registrant”) regarding the Discover Financial Services 2023 Omnibus Incentive Plan (the “Plan”). Documents containing the information required by Part I of the Registration Statement will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 23, 2023 (the “2023 Annual Report”);

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Commission on April 25, 2023;

3.	The Registrant’s Current Reports on Form 8-K, filed with the Commission on March 9, 2023 and May 12, 2023; and

4.

The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 10, as amended (File No. 001-33378), and any subsequent amendment report filed for the purpose of updating that description, including Exhibit 4.1 to the 2023 Annual Report.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement or the related prospectus to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Philip J. Castrogiovanni, the Registrant’s Vice President, Deputy General Counsel and Assistant Secretary, who has rendered an opinion as to the validity of the Registrant’s Common Stock being registered by this Registration Statement, is an employee of the Registrant and holds equity awards with respect to the Registrant’s Common Stock and is an eligible participant in the Plan.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

The Registrant’s restated certificate of incorporation provides that each person who was or is a director or officer shall be indemnified to the fullest extent permitted by Delaware law. The Registrant’s amended and restated bylaws also provide that each person who was or is a director or officer of the Registrant or a director or officer of a subsidiary of the Registrant shall be indemnified to the fullest extent permitted by Delaware law. The certificate of incorporation and the bylaws of the Registrant further provide that the Registrant may, to the extent deemed appropriate by the Registrant’s board of directors, indemnify any employees and agents of the Registrant and each person who is, or was, serving at the Registrant’s request as an officer or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Registrant’s amended and restated bylaws also permit the Registrant to secure and maintain insurance on behalf of any director, officer, employee or agent of the Registrant and each person who is, or was, serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against and incurred by such person in any such capacity.

The Registrant has obtained directors’ and officers’ liability insurance providing coverage to its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Discover Financial Services (filed as Exhibit 3.2 to Discover Financial Services’ Current Report on Form 8-K filed on May 21, 2019 and incorporated herein by reference thereto)

4.2	Amended and Restated By-Laws of Discover Financial Services (filed as Exhibit 3.1 to Discover Financial Services’ Quarterly Report on Form 10-Q filed on October 28, 2021 and incorporated herein by reference thereto)

4.3	Discover Financial Services 2023 Omnibus Incentive Plan (filed as Annex B to Discover Financial Services’ Definitive Proxy Statement on Schedule 14A filed on March 17, 2023 and incorporated herein by reference thereto)

5.1*	Opinion of Philip J. Castrogiovanni with respect to the validity of issuance of securities

23.1*	Consent of Philip J. Castrogiovanni (included in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Powers of Attorney (included on the signature page of the Registration Statement)

107*	Calculation of Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly in the Village of Riverwoods, State of Illinois, on this 12th day of May, 2023.

DISCOVER FINANCIAL SERVICES

By:	/s/ Hope D. Mehlman
Name:	Hope D. Mehlman
Title:	Executive Vice President, Chief Legal Officer,
General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Hope D. Mehlman and Philip J. Castrogiovanni, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sigh, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-8 (including all amendments, including post-effective amendments, thereto), and any registration statement filed pursuant to Rule 462(b) of the Securities Act in connection with the securities registered hereunder, together with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself/she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name/Signature	Title	Date

/s/ Roger C. Hochschild	Chief Executive Officer and Director
Roger C. Hochschild	(Principal Executive Officer)	May 12, 2023

/s/ John T. Greene	Executive Vice President and
John T. Greene	Chief Financial Officer (Principal Financial Officer)	May 12, 2023

/s/ Shifra C. Kolsky	Senior Vice President, Controller
Shifra C. Kolsky	and Chief Accounting Officer (Principal Accounting Officer)	May 12, 2023

/s/ Thomas G. Maheras	Chairman of the Board
Thomas G. Maheras		May 12, 2023

/s/ Jeffrey S. Aronin	Director
Jeffrey S. Aronin		May 12, 2023

/s/ Mary K. Bush	Director
Mary K. Bush		May 12, 2023

/s/ Gregory C. Case	Director
Gregory C. Case		May 12, 2023

/s/ Candace H. Duncan	Director
Candace H. Duncan		May 12, 2023

/s/ Joseph F. Eazor	Director
Joseph F. Eazor		May 12, 2023

/s/ John B. Owen	Director
John B. Owen		May 12, 2023

/s/ David L. Rawlinson	Director
David L. Rawlinson		May 12, 2023

/s/ Beverley A. Sibblies	Director
Beverley A. Sibblies		May 12, 2023

/s/ Mark A. Thierer	Director
Mark A. Thierer		May 12, 2023

/s/ Jennifer L. Wong	Director
Jennifer L. Wong		May 12, 2023